POWER OF ATTORNEY
AND
CONFIRMING STATEMENT

    KNOW ALL PERSONS BY THESE PRESENTS, that Maurice S. Smith, whose signature appears below, designates, appoints, and constitutes, and hereby confirms the designation, appointment and constitution of, each of Carey S. Roberts, Sarah Wilson and Gina Parra as his true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, for the sole and limited purpose to execute and file on his behalf all Form ID Applications and Forms 3, 4 and 5 (including any amendments thereto) that he may be required to file with the U.S. Securities and Exchange Commission and the New York Stock Exchange as a result of his direct or indirect ownership of, or transactions in, securities of Ventas, Inc. and its subsidiary companies. The undersigned hereby further grants unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done to effectuate said execution and filing, fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue of the power and authority granted hereunder to each attorney-in-fact. The authority of Carey S. Roberts, Sarah Wilson and Gina Parra under this Power of Attorney and Confirming Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned’s direct or indirect ownership of or transactions in securities of Ventas, Inc. and its subsidiary companies unless earlier revoked in writing. The undersigned acknowledges that Carey S. Roberts, Sarah Wilson and Gina Parra are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.

Date: January 20, 2021	/s/ Maurice S. Smith
Maurice S. Smith